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Exhibit 99.5

CONSENT OF LEHMAN BROTHERS

        We hereby consent to the inclusion of our opinion letter dated April 10, 2006 to the Board of Directors of VeriFone Holdings, Inc. (the "Company") attached as Annex G to the Company's Proxy Statement/Prospectus on Form S-4 (the "Proxy Statement/Prospectus"), and in a prospectus to be published in the state of Israel (the "Prospectus") and to the references to our firm in the Proxy Statement/Prospectus and the Prospectus under the headings "Summary—Opinion of VeriFone's Financial Advisor," "Summary—VeriFone Credit Facility," "The Merger—Background of the Merger," "The Merger—Opinion of VeriFone's Financial Advisor," "Other Material Agreements Relating to the Merger—VeriFone Credit Facility," and "Notes to Unaudited Pro Forma Condensed Combined Financial Information—Basis of Presentation." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission or under the Israeli Securities Act, 1968, as amended, and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

LEHMAN BROTHERS INC.
By:	/s/ ERIC K. WAGNER

New York, New York
August 8, 2006

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CONSENT OF LEHMAN BROTHERS